                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                              Penford Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (4)  Date Filed:

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

                                 [PENFORD LOGO]

                              Bellevue, Washington

                               December 20, 2000

Dear Shareholders:

     You are cordially invited to attend the Annual Meeting of Shareholders of Penford Corporation to be held on Tuesday, January 30, 2001 at 10:30 a.m. at the Hyatt Regency Hotel, 900 Bellevue Way N.E., Bellevue, Washington.

     In addition to the items set forth in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, we will report on current activities of the Company and will provide an opportunity to discuss matters of interest to you as a shareholder.

     We sincerely hope you will be able to attend our Annual Meeting. However, whether or not you plan to attend, please vote promptly to ensure that your shares are represented.

     On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in Penford Corporation.

                                          Very truly yours,

                                          /s/ JEFFREY T. COOK
                                          Jeffrey T. Cook
                                          President and Chief Executive Officer

                              PENFORD CORPORATION

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON JANUARY 30, 2001

                            ------------------------

To the Shareholders:

     The Annual Meeting of Shareholders of Penford Corporation will be held at the Hyatt Regency Hotel, 900 Bellevue Way N.E., Bellevue, Washington, on Tuesday, January 30, 2001, at 10:30 a.m., for the following purposes:

     1. To elect two directors for the ensuing three years;

     2. To transact such other business as may properly come before the meeting.

     The Board of Directors has no knowledge of any other business to be transacted at the meeting.

     A copy of the Company's Annual Report to Shareholders for the fiscal year ended August 31, 2000, which contains financial statements and other information of interest to shareholders, accompanies this notice and the enclosed proxy.

     Only shareholders of record at the close of business on December 8, 2000 are entitled to notice of, and to vote at, the meeting.

                                          By Order of the Board of Directors

                                          /s/ SUSAN M. IVERSON
                                          Susan M. Iverson
                                          Corporate Secretary

December 20, 2000

                                   IMPORTANT

     Whether or not you plan to attend the meeting in person, we urge you to promptly vote your shares. This will ensure the presence of a quorum at the meeting. Enclosed is a self-addressed envelope for which no postage is required if mailed in the United States. RESPONDING PROMPTLY WILL SAVE THE COMPANY THE ADDITIONAL EXPENSE OF FURTHER SOLICITATION. Submitting your vote by Proxy will not prevent you from voting your stock at the meeting if you desire to do so, as your Proxy is revocable at your option.

                              PENFORD CORPORATION
                      777 -- 108TH AVENUE N.E., SUITE 2390
                        BELLEVUE, WASHINGTON 98004-5193

                                PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Penford Corporation, a Washington corporation ("Penford" or the "Company") to be voted at the Company's 2001 Annual Meeting of Shareholders to be held at 10:30 a.m. at the Hyatt Regency Hotel, 900 Bellevue Way N.E., Bellevue, Washington on Tuesday, January 30, 2001. Shareholders who execute proxies may revoke them at any time prior to their exercise by delivering a written revocation to the Secretary of the Company, by submission of a proxy with a later date, or by voting in person at the meeting. These proxy materials, together with the Company's Annual Report to Shareholders, are being mailed to shareholders on or about December 20, 2000.

     Shareholders of record at the close of business on December 8, 2000 will be entitled to vote at the meeting on the basis of one vote for each share held. On December 8, 2000, there were outstanding 7,453,682 shares of common stock of the Company.

1. ELECTION OF DIRECTORS

     The Board of Directors consists of seven members and is divided into three classes. Directors in each class are elected for a three-year term. This year, Mr. Jeffrey T. Cook and Ms. Sally G. Narodick, both of whom are current directors, have been nominated to be reelected for a term that expires at the Annual Meeting of Shareholders to be held in 2004. Unless a shareholder indicates otherwise, each signed proxy will be voted for the election of these nominees.

     Management expects that each of the nominees will be available for election, but if any of them is not a candidate at the time the election occurs, it is intended that the proxies will be voted for the election of another nominee to be designated to fill any such vacancy by the Board of Directors.

     The candidates elected are those receiving the largest number of votes cast by the shares entitled to vote in the election, up to the number of directors to be elected. Shares held by persons who abstain from voting on the election and broker "non-votes" will not be counted in the election.

     Nominees for Election

     Jeffrey T. Cook, 44, has served as a director of the Company since October 1998. In addition, Mr. Cook is President and Chief Executive Officer of the Company. He served as Vice President, Finance and Chief Financial Officer from 1991 to August 1998, and was the Corporate Treasurer prior to that time. He has been with the Company since 1983. He is a graduate of Stanford University with a B.A. in Economics. Mr. Cook serves as a Board member of Eoscene Corporation and the Pacific Science Center.

     Sally G. Narodick, 55, has served as a director of the Company since August 1993. Ms. Narodick is an independent e-learning consultant. From 1998 to 2000, she served as Chief Executive Officer of Apex Online Learning, an Internet educational software company. Previously, Ms. Narodick served as an education technology consultant, both independently and for the Consumer Division of IBM from 1996 to 1998. From 1989 to 1996, Ms. Narodick served as Chair and Chief Executive Officer of Edmark Corporation, an educational software company that was sold to IBM in 1996. A graduate of Boston University, Ms. Narodick earned an M.A. in Teaching from Columbia University and an M.B.A. from New York University. She serves as a Board member of click2learn.com, inc., Puget Sound Energy, Inc., and Solutia Inc.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES AS A DIRECTOR.

     Continuing Directors -- Term Expires 2002

     John C. Hunter III, 54, has served as a director of the Company since October 1998. Mr. Hunter is Chairman, President, and Chief Executive Officer of Solutia Inc., an international producer of a range of high-performance, chemical-based materials used to make consumer, household, automotive and industrial products. Previously, he served as President and Chief Operating Officer since Solutia's spin-off from Monsanto Company in 1997. From 1992 to 1997, Mr. Hunter was President of Fibers for Monsanto Company. He graduated from the Georgia Institute of Technology with a B.S. in Chemical Engineering and an M.B.A. from the University of Houston at Clear Lake City. Mr. Hunter serves as a Board member of the Missouri Baptist Hospital and the President's Advisory Board of Georgia Tech.

     William G. Parzybok, Jr., 58, has served as a director of the Company since August 1993. Mr. Parzybok served as Chairman and Chief Executive Officer of Fluke Corporation until July 1998. He joined Fluke in early 1991. He began his career with Hewlett-Packard in 1968, spending 16 years in various executive management positions. Mr. Parzybok received a B.S. in Electrical Engineering and an M.S. in Business Management from Colorado State University. He serves as a Board member of Marned Corporation, the Pacific Science Center, SonoSite, Inc., and WRQ, Inc. Mr. Parzybok is also on the University of Washington's College of Engineering Visiting Committee.

     William K. Street* 71, has served as a director of the Company since 1983. Mr. Street is Chairman, President and General Manager of The Ostrom Company, a regional grower and distributor of mushrooms. He was appointed Chairman in 1990 and has served as President and General Manager since 1965. Earlier in his career, he was General Manager of Elkhorn Ranch, Ltd. and Vice President and General Manager of Physio-Control Corporation. He is also a member and Treasurer of the National Mushroom Council and Trustee Emeritus of the Tacoma Art Museum. A University of Washington graduate, Mr. Street is a member of the Advisory Committee of the University of Washington, Tacoma.

     Continuing Directors -- Term Expires 2003

     Paul H. Hatfield, 64, has served as director of the Company since October 1994. Mr. Hatfield is Principal of the Hatfield Capital Group. He served as Chairman, President, and Chief Executive Officer of Petrolite Corporation until July 1997. Previously, he worked for Ralston Purina Company from 1959 until his retirement in 1995. He served as a Vice President of Ralston, as well as the President and Chief Executive Officer of Protein Technologies International, Inc., then a wholly-owned subsidiary of Ralston. He serves as a Board member and is Chairman of the Executive Development and Compensation Committee of Solutia Inc., and as a Director of Maritz Inc. and Stout Industries. Mr. Hatfield is also a member of the Advisory Board for International Business for St. Louis University.

---------------

 *Although a continuing director, Mr. Street has expressed his intention to retire from his position as director of the Company at the Company's 2001 Annual Meeting of Shareholders.

     N. Stewart Rogers** 70, has served as Chairman of the Board of the Company since 1990 and as a director since 1983. Mr. Rogers served as Senior Vice President of Univar Corporation until retiring in 1991. He is a graduate of Stanford University with a B.A. in Economics. Mr. Rogers serves as a Board member of Penwest Pharmaceuticals Co. and Royal Vopak, N.V.

                   COMMITTEES OF THE BOARD AND DIRECTOR FEES

     The Board of Directors has the following standing committees:

     Audit and Environmental, Health, and Safety Committee -- This committee consists of Messrs. Street (Chair), Hunter, Rogers, and Ms. Narodick, all of whom are independent directors as defined in Rule 4200(a)(14) of the NASD's listing standards, with the exception of Mr. Rogers, who is the father-in-law of the Company's President and CEO**. The committee recommends to the Board the selection of the independent auditors; reviews the proposed scope of the independent audit; reviews the annual financial statements and the independent auditors' report; reviews the independent auditors' recommendations relating to accounting, internal controls and other matters; reviews internal controls and accounting procedures with management; and approves policies relating to environmental, health, and safety matters. On June 16, 2000 the committee adopted a written charter, a copy of which is attached as Appendix A hereto.

     Compensation and Benefits Committee -- This committee consists of Messrs. Parzybok (Chair), Hatfield, Street, and Ms. Narodick. The committee reviews current remuneration of the directors and the executive officers of the Company and makes recommendations to the Board regarding appropriate periodic adjustments of such amounts. The committee also makes recommendations regarding the Company's benefit plans, determines executive bonus payments, and grants stock options to officers and employees under the Company's stock option plan.

     Executive Committee -- This committee consists of Messrs. Rogers (Chair), Cook, Hatfield, and Parzybok. The committee is authorized to exercise all powers and authority of the Board with certain exceptions and establishes the fiscal year Company targets from which executive bonus payments are measured.

     Nominating Committee -- This committee consists of Ms. Narodick (Chair), Messrs. Cook, Hunter, and Parzybok. The committee proposes candidates to fill any vacancies on the Board. The Company's Restated Articles of Incorporation allow a majority of disinterested directors (generally, directors who are not affiliated with any shareholder owning 5% or more of the Company's outstanding voting stock) or persons beneficially owning 1% or more of the outstanding shares of voting stock when cumulative voting is in effect (as a result of a shareholder owning 40% or more of the Company's outstanding voting stock) to nominate candidates for election as a director and to have information relating to such nominees included in the Company's proxy statement. The procedures to be followed in the case of any such nominations are set forth in the Bylaws of the Company. The committee also makes recommendations for other committee appointments.

     In fiscal year 2000, the Audit and Environmental, Health, and Safety Committee met one time; the Compensation and Benefits Committee met three times; the Executive Committee met one time; the Nominating Committee met one time; and the Board of Directors met five times. All directors attended 75% or more of the aggregate number of Board meetings and meetings of committees on which they served.

---------------

**Although a continuing director, Mr. Rogers has expressed his intention to retire from his position as director of the Company at the Company's 2001 Annual Meeting of Shareholders.

Non-employee directors were compensated during the last fiscal year as follows:

Annual retainer as Chairman of the Board of Directors.......  $30,000
Annual retainer as a director...............................    9,000
Annual retainer as Chair of the Executive Committee.........    4,000
Annual retainer as Chair of all other standing committees...    2,000
Fee for each meeting of the Board of Directors attended.....    1,000
Fee for each meeting of the Board of Directors attended when
  held out of state of director's residence.................    2,000
Fee for Chair and member of each standing committee for each
  meeting attended..........................................    1,000
Reimbursement for all reasonable expenses incurred in
  attending Board or committee meetings

     Under a non-qualified deferred compensation plan, non-employee directors may elect to defer with interest all or part of such compensation.

     Non-employee directors also receive restricted stock under the 1993 Non-Employee Director Restricted Stock Plan. The plan provides that beginning September 1, 1993 and every three years thereafter, each non-employee director will be awarded $18,000 worth of common stock of the Company, based on the last reported sale price of the stock on the preceding trading day. A person who becomes a non-employee director after September 1 on which an award was made will be awarded the number of shares determined by dividing the amount equal to $18,000 minus the product of $500 times the number of months since such September 1 by the last reported sale price of the stock on the trading day next preceding the award date. A non-employee director may sell or otherwise transfer one-third of the shares covered by an award on each anniversary of the date of the award. If a non-employee director ceases to be a director before the restrictions against transfer have lapsed with respect to any shares, then, except in certain circumstances, such as retirement, the director must forfeit such shares.

     In addition, non-employee directors receive stock options under the Stock Option Plan for Non-Employee Directors. The plan provides that on each September 1, each non-employee director will be granted an option to purchase the number of shares of the Company's common stock equal to $10,000 divided by 25% of the fair market value of a share of such stock on such date. The exercise price is 75% of the fair market value of a share of such stock on the grant date. If a non-employee director will not serve during the full fiscal year due to retirement, then a pro rata award will be made. Accordingly, on September 1, 1999 each non-employee director was granted an option to purchase 2,689 shares of common stock. Each non-employee director also may elect to receive during a fiscal year stock options in lieu of director cash compensation for that year. Grants of these options, if so elected, occur quarterly. The number of shares subject to each option is equal to the amount of compensation (retainer, meeting and committee fees) payable to the non-employee director as of the quarterly date divided by 25% of the fair market value of a share of the Company's common stock on the grant date. The exercise price for these deferred compensation options is 75% of the fair market value of a share of such stock on the grant date. In fiscal 2000, Messrs. Hatfield, Hunter, Rogers, and Street elected to receive such options in lieu of director cash compensation. Unless an option granted under the plan is terminated or its exercisability is accelerated in accordance with the plan upon the occurrence of certain events (including a change of control), the option is exercisable six months after its grant date. The options terminate at the earlier of ten years after the date of grant or three years after the date the non-employee director ceases to be a member of the Board.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth information, as of December 8, 2000, regarding the beneficial ownership of the Company's common stock by any person known to the Company to be the beneficial owner of more than five percent of such outstanding common stock; by the directors including the Company's Chief Executive Officer; by the three other highest paid executive officers, and by the directors and named executive officers as a group.

                                                             AMOUNT AND NATURE OF
                                                            BENEFICIAL OWNERSHIP OF
     NAME (AND ADDRESS FOR BENEFICIAL OWNERS OVER 5%)           COMMON STOCK(1)        PERCENT OF CLASS
     ------------------------------------------------       -----------------------    ----------------
Wellington Management Company.............................          675,000            9.06      %
  75 State Street
  Boston, MA 02109
Dimensional Fund Advisors Inc.(2).........................          420,950            5.65      %
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401-1038
Jeffrey T. Cook...........................................          343,156(3)         4.60      %
Paul H. Hatfield..........................................           48,300            *
Gregory C. Horn...........................................           65,539            *
John C. Hunter III........................................           12,650            *
Gregory R. Keeley.........................................              290            *
Wallace H. Kunerth, Ph.D. ................................               37            *
Sally G. Narodick.........................................           19,672            *
William G. Parzybok, Jr. .................................           15,093            *
N. Stewart Rogers.........................................          201,651(4)         2.71      %
William K. Street.........................................           54,350(5)         *
All directors and executive officers as a group (10
  persons)................................................          760,738            10.21     %

---------------
 *  Represents less than 1%

(1) Unless otherwise indicated, beneficial ownership represents sole voting and investment power. Includes shares that may be acquired within 60 days through the exercise of stock options, as follows: Mr. Cook, 155,852 and Mr. Horn, 60,312.

(2) Dimensional Fund Advisors Inc. ("Dimensional"), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. (The investment companies and investment vehicles are the "Portfolios"). In its role as investment advisor and investment manager, Dimensional possessed both voting and investment power over 420,950 shares of Penford Corporation stock as of September 30, 2000. The Portfolios own all securities reported in this statement, and Dimensional disclaims beneficial ownership of such securities.

(3) Includes 78,300 shares held in irrevocable trusts for which Mr. Cook shares voting and investment power.

(4) Includes 65,246 shares held by a limited partnership and 11,538 shares held in irrevocable trusts both of which Mr. Rogers has sole voting and investment power.

(5) Includes 14,028 shares owned by Mr. Street's spouse as to which Mr. Street disclaims beneficial ownership.

                             EXECUTIVE COMPENSATION

     Compensation paid by the Company during fiscal years 2000, 1999 and 1998 for the Chief Executive Officer and the other three most highly compensated executive officers is set out in the following table.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                                                COMPENSATION
                                                  ANNUAL COMPENSATION              AWARDS
                                          -----------------------------------   ------------
                                                                OTHER ANNUAL     SECURITIES     ALL OTHER
           NAME AND              FISCAL    SALARY     BONUS     COMPENSATION     UNDERLYING    COMPENSATION
      PRINCIPAL POSITION          YEAR      ($)       ($)(1)         ($)         OPTIONS(#)       ($)(2)
      ------------------         ------   --------   --------   -------------   ------------   ------------
Jeffrey T. Cook................   2000    $303,333   $206,700         0            30,000        $11,359
  President and Chief             1999     260,000    174,900         0           125,000         12,115
  Executive Officer               1998     211,700    113,438         0                 0         11,824
Gregory C. Horn................   2000     191,000     97,000         0            15,000         10,422
  Vice President                  1999     181,666    131,868         0            50,000         11,394
                                  1998     171,250    126,000         0                 0         11,826
Gregory R. Keeley(3)...........   2000      62,700     42,570         0           100,000              0
  Vice President
Wallace H. Kunerth, Ph.D.(4)...   2000      45,000     19,080         0            50,000              0
  Vice President

---------------
(1) Reflects bonuses earned during the fiscal year, but paid in the next fiscal year.

(2) These amounts represent the Company's matching and profit sharing contributions under the Penford Corporation Savings and Stock Ownership Plan and premiums paid on behalf of certain named executive officers for supplemental disability insurance.

(3) Amounts reported for Mr. Keeley reflect partial year salary and bonus based on his date of hire.

(4) Amounts reported for Dr. Kunerth reflect partial year salary and bonus based on his date of hire. In addition, Dr. Kunerth has been provided a two-year cash compensation guarantee that expires June 2002.

     The Company has a stock option plan pursuant to which options to purchase common stock are granted to officers and key employees of the Company. The plan is administered by the Compensation and Benefits Committee of the Board of Directors, which determines to whom the options are granted, the number of shares subject to each option grant, the type of option, the vesting schedule and the exercise price. The plan and related agreements contain provisions that, in certain circumstances, may cause the date of exercise of such option to accelerate upon a change of control of the Company.

                          OPTION GRANTS IN FISCAL 2000
                               INDIVIDUAL GRANTS

                                                                                       POTENTIAL REALIZABLE
                                                                                         VALUE AT ASSUMED
                               NUMBER OF     % OF TOTAL                                   ANNUAL RATES OF
                               SECURITIES     OPTIONS                                       STOCK PRICE
                               UNDERLYING    GRANTED TO                                  APPRECIATION FOR
                                OPTIONS     EMPLOYEES IN   EXERCISE OR                    OPTION TERMS(1)
                                GRANTED        FISCAL      BASE PRICE    EXPIRATION   -----------------------
            NAME                  (#)           YEAR         ($/SH)         DATE        5%($)        10%($)
            ----               ----------   ------------   -----------   ----------   ----------   ----------
Jeffrey T. Cook..............    30,000           9%         $13.625      10/29/09    $  257,061   $  651,442
Gregory C. Horn..............    15,000           5           13.625      10/29/09       128,530      325,721
Gregory R. Keeley............   100,000          31           17.688      06/22/10     1,112,389    2,819,012
Wallace H. Kunerth, Ph.D.....    50,000          15           17.688      06/22/10       556,194    1,409,506

---------------
(1) Potential realizable value is based on the assumption that the stock price of the Company's common stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price performance.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                SHARES                          OPTIONS AT FISCAL          IN-THE-MONEY OPTIONS AT
                              ACQUIRED ON                         YEAR-END (#)             FISCAL YEAR-END (#)(1)
                               EXERCISE        VALUE       ---------------------------   ---------------------------
            NAME                  (#)       REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----              -----------   ------------   -----------   -------------   -----------   -------------
Jeffrey T. Cook.............    10,237         63,104        112,856        222,984        971,240       1,861,577
Gregory C. Horn.............         0              0         35,816        140,361        344,326       1,199,749
Gregory R. Keeley...........         0              0              0        100,000              0          50,000
Wallace H. Kunerth, Ph.D....         0              0              0         50,000              0          25,000

---------------

(1) Values are calculated by subtracting the exercise price from the fair market value of the stock as of the fiscal year end.

                              RETIREMENT BENEFITS

 BENEFITS COMPUTED WITHOUT SALARY MAXIMUMS OR INTERNAL REVENUE CODE SECTION 415
                                    MAXIMUMS

                                YEARS OF SERVICE
FIVE-YEAR AVERAGE   -----------------------------------------
 COMPENSATION(1)       15         20         25         30
-----------------   --------   --------   --------   --------
    $200,000        $ 42,368   $ 56,490   $ 70,613   $ 84,735
     300,000          64,868     86,490    108,113    129,735
     400,000          87,368    116,490    145,613    174,735
     500,000         109,868    146,490    183,113    219,735
     600,000         132,368    176,490    220,613    264,735
     700,000         154,868    206,490    258,113    309,735
     800,000         177,368    236,490    295,613    354,735
     900,000         199,868    266,490    333,113    399,735

---------------

(1) Represents the highest average annual earnings during five consecutive years of service.

     The Company has a defined benefit retirement plan (the "Retirement Plan"). The table above shows the estimated annual benefits payable at retirement under the Retirement Plan to persons in the specified compensation and years of service classifications. The retirement benefits shown are based upon retirement at age 65 and the payments of a single-life annuity to the employee using current average Social Security wage base amounts and are not subject to any deduction for Social Security or other offset amounts. The Retirement Plan's formula limits years of service to 30 years. With certain exceptions, the Internal Revenue Code (the "Code") restricts to an aggregate amount of $135,000 (subject to cost of living adjustments) the annual pension that may be paid by an employer from a plan which is qualified under the Code. The Code also limits the covered compensation which may be used to determine benefits to $170,000. The Board of Directors has established supplemental benefits for certain highly compensated employees to whom this limit applies, so that these employees will obtain the benefit of the formula that would have applied in the absence of the limitation. The named executive officers entitled to receive supplemental benefits as of August 31, 2000 were Messrs. Cook and Horn.

     All permanent employees who are not members of the collective bargaining unit are eligible to participate in the Retirement Plan. Compensation covered by the Retirement Plan includes salaries and bonuses.

     As of August 31, 2000, the approximate years of credited service (rounded to the nearest year) under the Retirement Plan of the named executive officers were: Mr. Cook, 19; Mr. Horn, 7; Mr. Keeley, 1; and Dr. Kunerth, 1.

                   COMPENSATION AND BENEFITS COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The Board of Directors of the Company has a Compensation and Benefits Committee (the "Committee") comprised of four independent directors. The Committee is broadly charged by the Board of Directors to establish compensation and incentive programs for key employees, and to direct and monitor the Company's benefit plans for all Penford employees.

     Following review and approval by the Committee, issues pertaining to executive compensation are submitted to the full Board of Directors for approval or ratification.

     Total Compensation

     The Committee believes that executive officer compensation should be closely aligned with the performance of the Company on both a short-term and long-term basis, and that such compensation should assist the Company in attracting and retaining key executives critical to its long-term success. To that end, the Committee's policy is that the compensation package for executive officers should consist of three components: (i) an annual base salary; (ii) the potential to earn incentive bonuses, the amount of which is dependent upon both Company and individual performance during the prior fiscal year; and (iii) stock option awards designed to align management's interests with those of shareholders by providing long-term incentives for the Company's key employees.

     The Committee establishes total annual compensation for the chief executive officer and other senior executive officers after reviewing each component of such executive's compensation against executive compensation surveys prepared by outside consultants. The surveys used for comparison reflect compensation levels and practices for persons holding comparably responsible positions at targeted peer group companies. In addition to reviewing senior executive officers' compensation against the comparator group, the Committee also solicits appropriate input from the Company's president and chief executive officer regarding total compensation for those executives who report directly to him.

     For fiscal 2000, the Committee determined that total compensation for executive officers (the sum of base salary, incentive bonus, and long-term compensation delivered through stock option awards) should be targeted between the 50th and the 75th percentile of selected peer group companies. The Committee may, at its discretion, award compensation in excess of the target. The program is intended to be competitive with other high-performing organizations and to enable the Company to attract, reward and retain exceptional talent.

     Base Salary

     Base salaries for executive officers are reviewed on an annual basis and at the time of promotion or other increase in responsibilities. Increases in salary are based on evaluation of such factors as the levels of responsibility, individual performance, experience, current pay, and Company peer group pay levels. In fiscal 2000, Mr. Cook's base salary was $325,000 which was determined in accordance with the factors above.

     Incentive Compensation

     The Committee selects plan participants, sets bonus target percentages, approves individual performance factors, and determines level of achievement to objective performance measures. Target bonus amounts are expressed as a percentage of base salary and are established according to the overall intended peer group companies. For fiscal 2000, the bonus targets for participating employees ranged from 20% to 60% of base salary depending on position. Mr. Cook's target was 60%. After the end of the performance period, the extent to which the performance goals were achieved and the amount of the award that is payable is determined by the Committee.

     This program is an annual cash payout dependent on achieving predetermined profit and cash flow goals, as well as certain qualitative objectives. Penford's Board of Directors believes strongly that a balanced combination of targets requiring the achievement of short-term operating goals and longer-term strategic objectives translates directly into increasing the long-term value of Penford stock. Individual incentive compensation target awards are also subject to an adjustment based on individual performance. Payouts can exceed targets when quantitative and qualitative targets are exceeded.

     Stock Based Incentive Programs

     The Board of Directors strongly encourages all executive officers of Penford to build a significant ownership position in Penford common stock. All stock options to executive officers have been granted at market price on the date of the grant. The incentive stock options generally vest over five years at the rate of 20% each year and expire 10 years from the date of grant. The non-qualified stock options generally vest over four years at the rate of 25% each year and expire 10 years and 10 days from date of grant.

     The amount of stock option shares granted under any given program is calculated based on a potential long-term total return to shareholders versus the potential long-term return to the option holder for performance in increasing the value of Penford stock. Factors such as dilution to existing shareholders and existing open market stock buyback programs are taken into account.

     Supplemental Benefit Plans

     Supplemental benefit plans for executive officers and certain other key personnel include a supplemental retirement plan, a deferred compensation plan, and a supplemental disability plan. These plans are designed to be competitive with other plans for comparably sized companies and to attract and retain highly qualified management.

     CEO Compensation

     Mr. Jeffrey T. Cook was appointed President and Chief Executive Officer effective September 1, 1998. As discussed above, Penford's executive cash compensation program includes a base salary and a Company performance-based incentive compensation program. Mr. Cook participates in the same incentive program applicable to the other named executive officers. The Committee's objective is to correlate the CEO's remuneration with the performance of the Company. Mr. Cook's entire performance-related pay for fiscal years 2000, 1999 and 1998 was paid under the incentive program. Such pay is adjusted to reflect the level of target achievement for that particular fiscal year. Base salary is reviewed on an annual basis for executives in an effort to maintain market competitiveness. Mr. Cook's last base salary increase was in January 2000. In addition, Mr. Cook is a large shareholder in the Company, and to the extent his performance as President and Chief Executive Officer translates into an increase in the value of the Company's common stock, all shareholders, including him, share the benefits.

                                          William G. Parzybok, Jr., Chair
                                          Paul H. Hatfield
                                          Sally G. Narodick
                                          William K. Street

          AUDIT AND ENVIRONMENTAL, HEALTH, AND SAFETY COMMITTEE REPORT

     The committee has reviewed and discussed the audited financial statements for fiscal year 2000 with management. The committee has discussed with Ernst & Young, LLP, the independent auditors of the Company, the matters required to be discussed with the committee by SAS 61, as may be modified or supplemented. In addition, the committee has discussed with the independent accountants the independent accountants' independence. The committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, as may be modified or supplemented and considered the compatibility of non-audit services with the auditors' independence.

     At the Board meeting held October 17, 2000, based upon the review and discussions set forth above, the committee recommended to the Board that the most recent years's audited financial statements be included in the Company's Form 10-K Annual Report filed with the Securities and Exchange Commission on November 22, 2000.

                                          William K. Street Chair
                                          N. Stewart Rogers
                                          Sally G. Narodick
                                          John C. Hunter III

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Ernst & Young LLP, upon the recommendation of the audit committee, will serve as the independent auditors for the Company for the fiscal year ending August 31, 2001. This firm has served as the independent auditors for the Company since 1985. Representatives of the firm are expected to be present at the Annual Meeting of Shareholders to respond to shareholders' questions and to have the opportunity to make any statements they consider appropriate.

                               PERFORMANCE GRAPH

     The following graph compares the Company's cumulative total shareholder return on its common stock for a five-year period (August 31, 1995 to August 31, 2000) with the cumulative total return of the Nasdaq Market Index and all companies traded on the Nasdaq Stock Market(R) ("Nasdaq") with a market capitalization of $100 -- $200 million, excluding financial institutions. The graph assumes that $100 was invested on August 31, 1995 in the Company's common stock and in the stated indices. The comparison assumes that all dividends are reinvested.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                           AMONG PENFORD CORPORATION,
                    NASDAQ MARKET INDEX AND PEER GROUP INDEX

                              [PERFORMANCE GRAPH]

                    ASSUMES $100 INVESTED ON AUGUST 31, 1995
                          ASSUMES DIVIDEND REINVESTED
                       FISCAL YEAR ENDING AUGUST 31, 2000

--------------------------------------------------------------------------------
                        1995      1996      1997      1998      1999      2000
--------------------------------------------------------------------------------
 PENFORD CORPORATION   100.00     73.02    131.77    109.67    132.08    165.05
 NASDAQ MARKET INDEX   100.00    112.29    155.42    150.95    277.21    434.13
 NASDAQ MARKET CAP
  ($100 -- 200M)       100.00     97.92    106.21     70.39     81.34     68.19
--------------------------------------------------------------------------------

     Management does not believe there is either a published index, or a group of companies whose overall business is sufficiently similar to the business of Penford, to allow a meaningful benchmark against which the Company can be compared. The Company sells products based on specialty carbohydrate chemistry to several distinct markets, making overall comparisons to one of these markets misleading to the Company as a whole. For these reasons, the Company has elected to use companies traded on Nasdaq with a similar market capitalization as a peer group.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The federal securities laws require the Company's directors and executive officers, and persons who own more than ten percent of the Company's common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of any securities of the Company.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended August 31, 2000, all of the Company's directors, executive officers and greater-than-ten percent beneficial owners made all required filings.

                         CHANGE-OF-CONTROL ARRANGEMENTS

     The Company has change-of-control agreements with the following executive officers as of December 8, 2000: Messrs. Jeffrey T. Cook, Gregory C. Horn, Gregory R. Keeley and Wallace H. Kunerth, Ph.D. Each agreement provides that the executive will receive compensation for 30 months if his employment is terminated by the Company upon a change of control for any reason other than gross misconduct, death, disability, or reaching age 65, or if he terminates his employment following (i) the assignment to him of responsibilities or title materially less than his responsibilities and title prior to a change of control; (ii) the reduction in the aggregate of his salary and bonus; or (iii) a material breach by the Company of the agreement, provided such termination occurs within 24 months after certain defined events which might lead to a change in control of the Company. The compensation will be paid at a rate equal to the executive's then-current salary and target bonus. The compensation is subject to a minimum annual rate of not less than the executive's average compensation for the preceding three calendar years and is subject to reduction if the aggregate present value of all payments would equal or exceed three times the executive's "base amount," as defined in Section 280G of the Internal Revenue Code. The executive also will continue to have "employee" status for the 30-month period and will retain most employee benefits during this period. The amount to be paid is reduced by amounts received by the executive from other employers during the 30-month period.

     The estimated aggregate amounts presently payable in the event of a change of control (assuming each executive receives payments for the maximum 30-month period) would be: Mr. Cook, $1,300,000; Mr. Horn, $727,500; Mr. Keeley, $806,250; and Dr. Kunerth, $630,000. This does not include the value of employee benefits that might be payable to the executive during the 30-month period. The value of these benefits cannot be calculated at this time. Continuation of these benefits would include participation in the Company's health and welfare plans and policies, continued vesting of stock options, and continuation of years of service for pension and other retirement plan benefit computation purposes.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals that are to be (a) intended for inclusion in next year's proxy statement, or (b) presented at next year's Annual Meeting of Shareholders without inclusion in the Company's proxy materials, must be directed to the Corporate Secretary at Penford Corporation, P.O. Box 1688, Bellevue, Washington 98009-1688, and must be received by August 18, 2001. Any shareholder proposal for next year's Annual Meeting submitted after August 18, 2001 will not be considered filed on a timely basis with the Company. For proposals that are timely filed, the Company retains discretion to vote proxies it receives provided (1) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (2) the proponent does not issue a proxy statement.

                            SOLICITATION OF PROXIES

     The proxy card accompanying this proxy statement is solicited by the Board of Directors. Proxies may be solicited by officers, directors, and other employees of the Company, none of whom will receive any additional compensation for their services. Representatives of Mellon Investor Services LLC (f/k/a ChaseMellon Shareholder Services, LLC) also may solicit proxies as a part of the services it provides for the Company. Solicitations of proxies may be made personally, or by mail, telephone, telegraph, facsimile, or messenger. The Company will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals. All costs of soliciting proxies will be paid by the Company.

                               VOTING TABULATION

     Votes Required

     Under the Washington Business Corporation Act, the election of the Company's Directors requires a plurality of the votes represented in person or by proxy at the meeting. Votes cast by proxy or in person at the meeting will be tabulated by Mellon Investor Services LLC, (f/k/a ChaseMellon Shareholder Services, LLC), the stock transfer agent designated by the Company. A majority of the shares eligible to vote must be present in person or represented by proxy to provide a quorum.

     Effect of an Abstention and Broker Non-Votes

     A shareholder who abstains from voting on any or all proposals will be included in the number of shareholders present at the meeting for the purpose of determining the presence of a quorum. Abstentions will not be counted either in favor of or against the election of the nominees or other proposals. Under the rules of the National Association of Securities Dealers, brokers holding stock for the accounts of their clients who have not been given specific voting instructions as to a matter by their clients may vote their client's proxies in their own discretion.

                                 OTHER MATTERS

     The Company is not aware of any other business to be acted upon at the meeting. If other business requiring a vote of the shareholders should come before the meeting, the holders of the proxies will vote in accordance with their best judgment.

December 20, 2000

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR FISCAL YEAR 2000, CONTAINING INFORMATION ON OPERATIONS, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS ACCESSIBLE ON THE COMPANY'S WEBSITE AT WWW.PENX.COM OR IS AVAILABLE UPON WRITTEN REQUEST. PLEASE WRITE TO: INVESTOR RELATIONS, PENFORD CORPORATION, P.O. BOX 1688, BELLEVUE, WASHINGTON 98009-1688.

                                   APPENDIX A

                              PENFORD CORPORATION
                  AUDIT AND ENVIRONMENTAL, HEALTH, AND SAFETY
                               COMMITTEE CHARTER

ORGANIZATION

     The Committee shall consist of at least three Directors including a Chairperson. The Committee shall include only independent Directors as defined by the relevant listing authority. Each member of the Committee shall be financially literate or must become financially literate within a reasonable period of time after his or her appointment to the Committee, and at least one member of the Committee must have accounting or related financial management expertise as the foregoing qualifications are interpreted by the Board of Directors ("Board") in its business judgement.

STATEMENT OF POLICY

     The Committee shall, through regular or special meetings with management and the Company's independent auditor, provide oversight on matters relating to accounting, financial reporting, internal control, auditing, and regulatory compliance activities and other matters as the Board or the Committee Chairperson deems appropriate.

RESPONSIBILITIES

     The Committee shall have the responsibility for recommending to the Board the appointment of the Company's independent auditor; reviewing the audit process and independence of the independent auditor; and recommending approval of material accounting policies.

     The Committee shall resolve issues of conflict of interest, provided, however, that when any member of the Committee is also an officer, director or an interested party of or in such corporation or other entity with which a conflict arises, such member shall not participate in the deliberations or vote on any matter involving such corporation or other entity.

     The Committee shall perform the specific functions specified below.

     INDEPENDENT AUDITOR. The Committee shall communicate to the independent auditor that the auditor is ultimately accountable to the Board and the Committee. The Committee shall have the authority and responsibility to recommend to the Board the selection, evaluation and, where appropriate, replacement of the independent auditor.

     The Committee shall:

          (1) require the independent auditor to provide annually to the Committee a formal written statement delineating all relationships between the independent auditor and the Company;

          (2) actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor;

          (3) recommend that the Board take appropriate action in response to the independent auditor's report to satisfy itself of the independent auditor's independence;

          (4) review the annual audit plans of the independent auditor;

          (5) review the results of the independent auditors' activities, including major conclusions, findings and recommendations, and related management responses;

          (6) review with the independent auditors material litigation involving the Company, its officers and directors; and

          (7) review with the independent auditors significant business, accounting, tax, legal and other developments that could be material to the Company's financial statements.

     ACCOUNTING POLICIES. The Committee shall review with management and the independent auditor and approve (or reject) adoption of or changes to major accounting policies.

     INTERNAL ACCOUNTING CONTROLS AND AUDITS. The Committee shall review in connection with the annual audit and from time to time as necessary the Company's internal accounting controls and results of internal audits (where material), including compliance and the Company's policies with respect to the Foreign Corrupt Practices Act.

     COMMUNICATIONS. The Committee shall have separate direct lines of communication between itself and the independent auditor, and with regard to litigation and legal and regulatory compliance, the Company's general counsel. The Committee shall meet privately (without members of management present) and separately with the independent auditor at least once each year and, if/when requested, with the Company's legal counsel. A special meeting may be called by executive management or the independent auditors.

     HEALTH AND SAFETY. The Committee shall approve policies relating to environmental health and safety matters. The Committee may engage consultants expert in such matters to assist management in installing and maintaining operational safeguards.

     ANNUAL FINANCIAL STATEMENTS. With regard to the SEC Form 10-K, prior to its filing, the Committee shall review and discuss the audited financial statements with management, and discuss with the independent auditors the matters required to be discussed by relevant auditing standards, including the quality, not just the acceptability, of the accounting principles and underlying estimates used in the audited financial statements. The Committee shall report to the Board and to the shareholders (via Company's annual proxy statement) whether, based on such reviews and discussions, it recommends to the Board that the most recent year's audited financial statements be included in the Company's SEC Form 10-K to be filed with the SEC.

     REPORTS. The Committee shall receive periodic reports from management, the Company's general counsel, and the independent auditor on matters relating to accounting, financial reporting, internal control, auditing, litigation and compliance with legal business policies and regulatory requirements. The Committee shall receive these reports pursuant to a schedule that the Committee Chair develops in consultation with management.

     AUTHORITY TO INVESTIGATE. The Committee may cause an investigation to be made into any matter within the scope of its responsibility. The Committee may engage independent resources to assist in its investigations as it deems necessary. The Committee may undertake such other matters as the Board or the Committee considers appropriate.

     ADEQUACY OF CHARTER. The Committee shall review the continued adequacy of this Audit Committee Charter on an annual basis.

     REPORTS TO BOARD. The Committee Chair shall make regular reports to the Board on the Committee's activities.

PROXY


                  FOR THE ANNUAL MEETING OF THE SHAREHOLDERS OF
                               PENFORD CORPORATION

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jeffrey T. Cook and Susan M. Iverson, and each of them, with full power of substitution, as proxies to vote the shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Janaury 30, 2001 and at any time adjournment thereof.

                (Continued and to be signed on the reverse side)


                            - FOLD AND DETACH HERE -

                                                    Please mark
                                                   your votes as             [X]
                                                   indicated in
                                                   this example







                                                  FOR        WITHHOLD AUTHORITY
1. Election of Directors
Jeffrey T. Cook and Sally G. Narodick             [ ]               [ ]


Except vote withheld from the following nominee(s) listed in the space at right _______________________


2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.



I plan to attend the meeting.    [ ]



This proxy, when properly signed will be voted in the manner directed herein by the by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

Important -- Please sign and return this proxy promptly. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.


Signature(s)_____________________________________________Dated________2000, 2001


                            - FOLD AND DETACH HERE -